Exhibit 99.(a)(5)

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

 News Release

Inland Real Estate Corporation

Announces Put Option Notification for

5.0% Convertible Senior Notes Due 2029

OAK BROOK, Ill. (October 16, 2014) — Inland Real Estate Corporation (NYSE: IRC) today announced that it is notifying holders of the $29,215,000 outstanding principal amount of its 5.0% Convertible Senior Notes due 2029 (the “Notes”) that they have an option, pursuant to the terms of the Notes, to require the Company to purchase, on November 15, 2014, all or a portion in multiples of $1,000.00 of such holders’ Notes (the “Put Option”) at a price in cash equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but not including, November 15, 2014.

As required by rules of the Securities and Exchange Commission, on October 16, 2014, the Company filed a Tender Offer Statement on Schedule TO. In addition, the Company’s company notice to holders (a copy of which is attached as an exhibit to the Schedule TO) with respect to the Put Option specifying the terms, conditions and procedures for exercising the Put Option is available through The Depository Trust Company and the paying agent, which is Wells Fargo Bank, National Association. None of the Company, its board of directors, or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Put Option.

Noteholders’ opportunity to exercise the Put Option will commence on October 16, 2014, and will terminate at 12:00 midnight, New York City time, on November 13, 2014. Holders may withdraw any previously delivered purchase notice pursuant to the terms of the Put Option at any time prior to 12:00 midnight, New York City time, on November 13, 2014.

The address of Wells Fargo Bank, National Association is:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	12th Floor — Northstar East Building
PO Box 1517	Sixth & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Notes.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-managed, publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community and power shopping centers and single-tenant retail properties located primarily in the Midwestern United States. As of June 30, 2014, the Company owned interests in 135 investment properties, including 31 owned through its unconsolidated joint ventures. Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com. To connect with Inland Real Estate Corporation via LinkedIn, visit http://www.linkedin.com/company/inland-real-estate-corporation, or via Twitter at www.twitter.com/IRC_REIT.

Certain statements in this press release constitute “forward-looking statements.” These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements herein due to numerous risks and uncertainties. See ‘‘Risk Factors’’ in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K for a more complete discussion of these risks and uncertainties. These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a REIT. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Inland Real Estate Corporation Contact:
Dawn Benchelt, Director of Investor Relations
(630) 218-7364 or (888) 331-4732
ir@inlandrealestate.com